Carolina Trust Bank 8-K12G3

Exhibit 10.02

AMENDMENT NUMBER ONE TO

EMPLOYMENT AGREEMENT

This Amendment Number One is made as of August 1, 2014, to the Employment Agreement dated January 2, 2014 (the “Agreement”), by and between Carolina Trust Bank (the “Bank”) and Jerry L. Ocheltree (“Executive”). All capitalized terms shall have the same meaning as in the Agreement.

1.            Section 2 of the Agreement is amended to read as follows:

Term. The term of this Agreement and Executive’s employment shall begin on January 1, 2014 (the “Start Date”) and shall continue for two (2) calendar years thereafter to and including December 31, 2015 (the “Initial Term”), unless sooner terminated as provided in this Agreement. The term of this Agreement and Executive’s employment shall automatically extend for an additional one (1) year period on each anniversary of the Start Date of this Agreement unless written notice of nonextension is given by the Bank or the Executive to the other party at least 90 days prior to such anniversary of the Start Date, such that Executive will continue to have a two year term of employment unless such 90 days’ notice of nonextension is given by one party to the other party or unless this Agreement and Executive’s employment is otherwise terminated as provided in this Agreement. The Initial Term and any successive terms (whether two years or less than two years), subject to earlier termination as set forth in this Agreement, is hereinafter referred to as the “Employment Term.” Each calendar year during the Employment Term, at least 90 days prior to the anniversary of the Start Date, the Board of Directors shall review the performance of the Executive and the Bank and make a determination as to whether the Employment Term shall be extended for the additional year.

2.            Subsection 6(d)(i) of the Agreement is amended to read as follows:

the Bank shall pay to Executive severance pay in the amount of Twenty Thousand Dollars ($20,000.00) for each full month remaining in the then current Employment Term (the “Severance Period”), payable on the Bank’s regular paydays over the course of the remainder of the then current Employment Term following such termination without cause, pursuant to and as part of the normal payroll practices of the Bank; and

3.            No other terms and conditions of the Agreement are affected by this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment (the Bank by it duly authorized officer) effective as of the day and year first written above.

CAROLINA TRUST BANK

By:	/s/	Johnathan L. Rhyne, Jr.
Johnathan L. Rhyne, Jr. Chairman

EXECUTIVE

By:	/s/	Jerry L. Ocheltree	(SEAL)
Jerry L. Ocheltree